Exhibit 99.1

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENTAL REPORTING PACKAGE

FOR THE QUARTER ENDED DECEMBER 31, 2014

Quarter Ended December 31, 2014 Financial and Operating Results

DENVER, CO – March 24, 2015: Industrial Property Trust Inc. (referred to herein as “we,” “our,” “us,” and “IPT”) is reporting herein results for the quarter ended December 31, 2014, which supplement our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2015.

The following is an overview of our financial and operating results for the quarter ended December 31, 2014:

•	We acquired 26 industrial buildings totaling approximately 3.9 million square feet in eight markets, the aggregate purchase price of which was approximately $262.6 million, exclusive of transfer taxes, due diligence expenses, and other closing costs.

•	Our net operating income was $3.3 million for the quarter ended December 31, 2014. There was no net operating income for the quarter ended December 31, 2013.

•	Our net loss was $7.8 million, or $0.41 per share, for the quarter ended December 31, 2014, as compared to $98,000, or $0.34 per share, for the same period in 2013.

•	We had Company-Defined Funds from Operations (“FFO”) of $2.4 million, or $0.13 per share, for the quarter ended December 31, 2014. There was no Company-defined FFO for the quarter ended December 31, 2013.

We effectively commenced real estate operations in January 2014 in connection with the acquisition of our first property. As we are currently in the acquisition phase of our life cycle and the results of our operations are primarily impacted by the timing of our acquisitions, our operating results for the quarters ended December 31, 2014 and 2013 are not directly comparable, nor are our results of operations for the quarter ended December 31, 2014 indicative of those expected in future periods. We believe that our revenues, operating expenses and interest expense will continue to increase in future periods as a result of continued growth in our portfolio and as a result of the incremental effect of anticipated future acquisitions of industrial real estate properties.

Public Earnings Call

We will host a public conference call on Wednesday, March 25, 2015 to review quarterly and year-end operating and financial results for the quarter and year ended December 31, 2014. Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present operating and financial data and discuss the Company’s corporate strategy and acquisition and development activity. The conference call will take place at 2:15 p.m. MDT and can be accessed by dialing (877) 742-5590; conference ID 61739232. To access a replay of the call, contact Dividend Capital at (866) 324-7348.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

Selected Financial Data

The following table presents selected consolidated financial information, which has been derived from our consolidated financial statements. The information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, and as such, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014. See below for additional information regarding net operating income and Company-defined FFO.

	For the Quarter Ended December 31,
(in thousands, except per share data)	2014	2013
Operating data:
Total revenues	$4,267	$—
Total rental expenses	$(966)	$—

Net operating income	$3,301	$—
Total operating expenses	$(12,526)	$(402)
Total other expenses	$(544)	$(2)
Expense support from Advisor	$979	$306
Net loss	$(7,824)	$(98)
Net loss attributable to common stockholders	$(7,824)	$(98)
Net loss per common share - basic and diluted	$(0.41)	$(0.34)
Weighted-average shares outstanding	18,939	287
Distributions:
Total cash distributions declared	$2,368	$32
Cash distributions declared per common share	$0.1250	$0.1125
Company-defined FFO:
Company-defined FFO	$2,368	$—
Company-defined FFO per common share	$0.13	$—
Cash flow data:
Net cash used in operating activities	$(4,047)	$(177)
Net cash used in investing activities	$(268,358)	$(197)
Net cash provided by financing activities	$269,776	$1,205

	As of December 31,
	2014	2013
Balance sheet data:
Net investment in real estate properties	$412,769	$—
Cash and cash equivalents	$8,119	$2,871
Total assets	$433,955	$4,052
Debt	$235,000	$—
Total liabilities	$247,076	$498
Total stockholders’ equity	$186,878	$3,553
Total gross equity raised (during the year)	$224,938	$3,787
Shares outstanding	23,030	420

Net Operating Income (“NOI”)

We define NOI as generally accepted accounting principles (“GAAP”) rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our financial condition and results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, acquisition-related expenses, general and administrative expenses, and interest expense. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such expenses, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI. Therefore, we believe net loss, as defined by GAAP, to be the most appropriate measure to evaluate our overall performance. Refer to the reconciliation below of our GAAP net loss to NOI.

	For the Quarter Ended December 31,
($ in thousands)	2014	2013
GAAP net loss	$(7,824)	$(98)
Real estate-related depreciation and amortization	2,787	—
General and administrative expenses	756	304
Organization expenses	—	36
Asset management fees	612	—
Acquisition costs	7,405	62
Interest expense	544	2
Expense support from Advisor	(979)	(306)

NOI	$3,301	$—

FFO and Company-Defined FFO

We believe that FFO and Company-defined FFO, in addition to net loss and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

Company-defined FFO. Similar to FFO, Company-defined FFO is a non-GAAP measure that excludes real estate-related depreciation and amortization, and also excludes non-recurring acquisition-related costs (including acquisition fees paid to the Advisor) and non-recurring organization costs, each of which are characterized as expenses in determining net loss under GAAP. Organization costs are excluded as they are paid in cash and relate to one-time costs paid in conjunction with the organization of the Company. The purchase of operating properties is a key strategic objective of our business plan focused on generating growth in operating income and cash flow in order to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, all paid and accrued acquisition-related costs negatively impact our operating performance and cash flows from operating activities during the period in which properties are acquired. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment or reimbursement of these acquisition-related costs, then such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. Fees deferred by our Advisor and payments received from our Advisor pursuant to the expense support agreement described in “Note 10 to the Consolidated Financial Statements” are included in determining our net loss, which is used to determine Company-defined FFO. As such, Company-defined FFO may not be a complete indicator of our operating performance, especially during periods in which properties are being acquired, and may not be a useful measure of the long-term operating performance of our properties if we do not continue to operate our business plan as disclosed.

We are currently in the acquisition phase of our life cycle. Management does not include historical acquisition-related expenses in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. In addition, management does not include one-time organization costs as those costs are also not expected to be incurred now that we have commenced operations. We use Company-defined FFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine liquidity event strategies. We believe Company-defined FFO facilitate a comparison to other REITs that are not engaged in significant acquisition activity and have similar operating characteristics as us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate Company-defined FFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of Company-defined FFO.

The following unaudited table presents a reconciliation of net loss to FFO and Company-defined FFO:

	For the Quarter Ended December 31,
(in thousands, except per share data)	2014	2013
Net loss	$(7,824)	$(98)

Net loss per common share	$(0.41)	$(0.34)

Reconciliation of net loss income to FFO:
Net loss	$(7,824)	$(98)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	2,787	—

FFO	$(5,037)	$(98)

FFO per common share	$(0.27)	$(0.34)

Reconciliation of FFO to Company-defined FFO:
FFO	$(5,037)	$(98)
Add (deduct) Company-defined adjustments:
Acquisition costs	7,405	62
Organiziation costs	—	36

Company-defined FFO	$2,368	$—

Company-defined FFO per common share	$0.13	$—

Weighted-average shares outstanding	18,939	287

Contact Information

Industrial Property Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Attn: Thomas G. McGonagle, Chief Financial Officer

This supplemental information contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the failure of acquisitions to perform as IPT expects, IPT’s ability to successfully integrate acquired properties and operations and otherwise execute on its investment strategy, the availability of affordable financing, the availability of cash flows from operating activities for distributions and capital expenditures and those risks set forth in the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended or supplemented by the Company’s other filings with the SEC. Any of these statements could prove to be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

# # #

4